FOR IMMEDIATE RELEASE     CONTACT:
Thursday, October 15, 2010         Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

A.M. Best Upgrades FBL Financial Group, Inc. Subsidiary;
Improves Outlook to Stable

West Des Moines, Iowa, October 15, 2010 - FBL Financial Group, Inc. (NYSE: FFG) today announced that A.M. Best Company has upgraded the financial strength rating of its subsidiary Farm Bureau Life Insurance Company to A- (Excellent) from B++ (Good). A.M. Best also affirmed the financial strength rating of subsidiary EquiTrust Life Insurance Company of B+ (Good). Concurrently, A.M. Best revised the outlook to stable from negative for both Farm Bureau Life and EquiTrust Life.

“The rating upgrade and improved outlook by A.M. Best are very good news for our companies. We view these actions as a step in the right direction toward recognizing our considerable financial strength, discipline and strategic focus,” said James E. Hohmann, FBL's Chief Executive Officer. “Our improved financial strength and performance, increased risk based capital levels, high quality investment portfolio and the successful reinvention and ongoing diversification of EquiTrust Life are compelling,” he added.

Hohmann added, “While we are pleased with these positive rating actions, it is our goal to have both companies rated A (Excellent) and we will continue working to achieve those ratings."

According to A. M. Best, the rating for Farm Bureau Life reflects solid risk-adjusted and absolute capitalization, consistently positive operating earnings, an aggregate unrealized gain position in its investment portfolio and strong affinity within the Farm Bureau market, and the rating for EquiTrust Life reflects its favorable risk-adjusted and absolute capitalization and an aggregate unrealized gain position in its investment portfolio.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.